                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

      PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE
                         ACT OF 1934 (AMENDMENT NO. __ )

Filed by the Registrant   [X]
Filed by a Party other than the Registrant  [ ]
Check the appropriate box:
[X] Preliminary Proxy Statement             [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                               THOMAS GROUP, INC.
                (Name of Registrant as Specified in its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
        [X] No fee required.
        [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

        (1) Title of each class of securities to which transaction applies:

        (2) Aggregate number of securities to which transaction applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        (4) Proposed maximum aggregate value of transaction:

        (5) Total fee paid:


        [ ] Fee paid previously with preliminary materials.

        [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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                               THOMAS GROUP, INC.
                           5221 N. O'CONNOR BOULEVARD
                                   SUITE 500
                            IRVING, TEXAS 75039-3714

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 29, 1999

To the Holders of Common Stock of THOMAS GROUP, INC.:

     Notice is hereby given that the 1999 Annual Meeting of Stockholders of Thomas Group, Inc., a Delaware corporation (the "Company"), will be held at the executive offices of the Company, 5221 N. O'Connor Boulevard, Suite 500, Irving, Texas 75039, on Tuesday, June 29, 1999 at 9:00 a.m., Dallas, Texas time, for the following purposes:

          (1) To elect five persons to serve as directors until the Company's Year 2000 Annual Meeting of Stockholders or until their successors are duly elected and qualified; and

          (2) To consider and vote upon an amendment to the 1997 Stock Option Plan, to increase by 225,000 shares, from 125,000 to 350,000, the number of shares of the Company's Common Stock currently available for issuance under the 1997 Stock Option Plan; and

          (3) To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed May 6, 1999, at the close of business, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. Only holders of record of the Company's Common Stock on that date are entitled to vote on matters coming before the meeting and any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the meeting will be maintained in the Company's offices at 5221 N. O'Connor Boulevard, Suite 500, Irving, Texas 75039-3714, for 10 days prior to the meeting.

     Please advise the Company's transfer agent, Harris Trust and Savings Bank, 5050 Renaissance Tower, 1201 Elm Street, Dallas, Texas 75270, of any change in your address.

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR AT DIFFERENT ADDRESSES, EACH SUCH PROXY CARD SHOULD BE SIGNED AND RETURNED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED. THE PROXY CARD SHOULD BE SIGNED BY ALL REGISTERED HOLDERS EXACTLY AS THE SHARES ARE REGISTERED. ANY PERSON GIVING A PROXY HAS THE POWER TO REVOKE IT AT ANY TIME PRIOR TO ITS EXERCISE AND, IF PRESENT AT THE MEETING, MAY WITHDRAW IT AND VOTE IN PERSON.

                                            By Order of the Board of Directors,
                                            /s/ J. THOMAS WILLIAMS
                                            J. THOMAS WILLIAMS
                                            Chief Executive Officer

Irving, Texas
May 24, 1999

                               THOMAS GROUP, INC.
                           5221 N. O'CONNOR BOULEVARD
                                   SUITE 500
                            IRVING, TEXAS 75039-3714
                               ------------------

                                PROXY STATEMENT
                               ------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 29, 1999

     The accompanying proxy, mailed together with this Proxy Statement to stockholders on or about May 24, 1999, is solicited by Thomas Group, Inc. (the "Company") in connection with the Annual Meeting of Stockholders to be held on June 29, 1999 (the "Annual Meeting").

     As stated in the Notice to which this Proxy Statement is attached, matters to be acted upon at the Annual Meeting include (1) the election to the Board of Directors of five directors to serve as directors until the Company's Year 2000 Annual Meeting of Stockholders or until their successors are duly elected and qualified, (2) an amendment to the 1997 Stock Option Plan (the "1997 Plan"), to increase by 225,000 shares, from 125,000 to 350,000, the number of shares of the Company's Common Stock currently available for issuance under the 1997 Plan, and
(3) the transaction of such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     All holders of record of shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), at the close of business on May 6, 1999 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. On the Record Date, the Company had outstanding 4,891,809 shares of Common Stock. Each share of Common Stock is entitled to one vote. The presence, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock entitled to vote as of the Record Date is necessary to constitute a quorum at the Annual Meeting. A plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting, provided a quorum is present, is required for the election of directors. All other action proposed herein may be taken upon the affirmative vote of holders of a majority of the shares of Common Stock represented at the Annual Meeting, provided a quorum is present in person or by proxy.

     With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all other proposals and will be counted as present for purposes of the item on which the abstention is noted. Abstentions on the proposal to amend the 1997 Plan will have the effect of a negative vote because that proposal requires the affirmative vote of holders of at least a majority of the issued and outstanding shares of Common Stock. Brokers who hold shares in street name for customers and do not receive voting instructions from such customers are entitled to vote on the election of directors. Under applicable Delaware law, a broker non-vote resulting from the failure to deliver voting instructions to a broker will have (i) the effect of a negative vote on the proposal to amend the 1997 Plan and (ii) no effect on the election of directors.

     Any stockholder has the unconditional right to revoke his proxy at any time before it is voted. Any proxy given may be revoked either by a written notice duly signed and delivered to the Secretary of the Company prior to the exercise of the proxy, by execution of a subsequent proxy or by voting in person at the Annual Meeting (although attending the Annual Meeting without executing a ballot or executing a subsequent proxy will not constitute revocation of a proxy). Where a stockholder's duly executed proxy specifies a choice with respect to a voting matter, the shares will be voted accordingly. If no such specification is made, the shares will be voted (i) FOR the nominees for director identified below and (ii) FOR the proposal to amend the 1997 Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of April 30, 1999, by (i) each director, nominee for director and named executive officer of the Company, (ii) all officers and directors of the Company as a group, and (iii) all persons who are known by the Company to be beneficial owners of 5% or more of the Company's outstanding Common Stock.

            NAME AND ADDRESS OF BENEFICIAL OWNER              SHARES OWNED(1)     PERCENT
            ------------------------------------              ---------------     -------
John T. Chain, Jr.(2).......................................       73,764(3)        1.2%
J. Thomas Williams(2).......................................       66,158(4)        1.1%
Richard A. Freytag(2).......................................       17,177(5)        0.3%
James E. Dykes(2)...........................................       17,086(6)        0.3%
David B. Mathis(2)..........................................        5,202(7)        0.1%
Alexander W. Young(2).......................................      145,853(8)        2.4%
Leland L. Grubb, Jr.(2).....................................       57,985(9)        1.0%
Herbert D. Locke(2).........................................       50,757(10)       0.8%
Jimmy C. Houlditch(2).......................................       20,208(11)       0.3%
Phillip J. Lovell(2)........................................        6,061(12)       0.1%
Roger A. Crabb(2)...........................................        3,734(13)       0.1%
All officers and directors as a group (11 persons)..........      463,985(14)       8.9%
Kennedy Capital Management..................................      327,700           6.7%
  10829 Olive Boulevard
  St. Louis, Missouri 63141
Dimensional Fund Advisors...................................      247,200           5.0%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401

---------------

  *  Less than 1%

 (1) Except as otherwise indicated, the persons named in the table possess sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Includes shares of Common Stock held by spouses and minor children of such persons and corporations in which such persons hold a controlling interest. The amounts shown in the table include shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of April 30, 1999.

 (2) The address of the named individuals is 5221 N. O'Connor Boulevard, Suite 500, Irving, Texas 75039-3714.

 (3) Includes 20,932 shares of Common Stock which may be issued within 60 days of April 30, 1999 upon exercise of outstanding options.

 (4) Includes 62,978 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of April 30, 1999.

 (5) Includes 12,177 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of April 30, 1999.

 (6) Includes 13,854 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of April 30, 1999.

 (7) Includes 5,202 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of April 30, 1999.

 (8) Includes 85,264 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of April 30, 1999.

 (9) Includes 51,985 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of April 30, 1999.

(10) Includes 10,292 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of April 30, 1999.

(11) Includes 20,208 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of April 30, 1999.

(12) Includes 6,061 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of April 30, 1999.

(13) Includes 3,734 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of April 30, 1999.

(14) The amount shown includes a total of 292,687 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of April 30, 1999.

                             ELECTION OF DIRECTORS

     The Company's Bylaws provide that the number of directors that shall constitute the entire Board of Directors shall not be less than one and shall be fixed from time to time exclusively by the Board of Directors. The Board of Directors has set the number of directors at five. The five nominees for director listed below will stand for election at this Annual Meeting for a one-year term of office expiring at the Year 2000 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

     The following table sets forth certain information as to the nominees for directors of the Company:

           NAME AND AGE              POSITIONS AND OFFICES WITH THE COMPANY   DIRECTOR SINCE
           ------------              --------------------------------------   --------------
J. Thomas Williams, 52.............  President, Chief Executive Officer,           1998
                                       Director
John T. Chain, Jr., 64.............  Chairman of the Board                         1995
Richard A. Freytag, 65.............  Director                                      1997
James E. Dykes, 61.................  Director                                      1995
David B. Mathis, 61................  Director                                      1998

     While it is not anticipated that any of the nominees will be unable to serve, if any nominee should decline or become unable to serve as a director for any reason, votes will be cast instead for a substitute nominee designated by the Board of Directors or, if none is so designated, will be cast according to the judgment of the person or persons voting the proxy.

                        EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers of the Company serve at the will of the Board of Directors.

     J. Thomas Williams became associated with the Company in 1992 and currently serves as President, Chief Executive Officer, and a director. Prior to joining the Company, Mr. Williams served as the Industrial Facilities Policy Director for the United States Navy and as Chief Financial Officer for the Long Beach Naval Shipyards.

     Alexander W. Young currently serves as President of the Services Business Unit. Mr. Young became President and Chief Operating Officer of the Company in January 1991 and served in that role until March 1998. Mr. Young was elected as a director of the Company in October 1991. Mr. Young served as the Company's Vice President for Training and Product Development from 1989 to 1991. Mr. Young served as Executive Vice President, General Manager, and a director of Zymos Company, a designer and manufacturer of semiconductors, from August 1986 to October 1989. Mr. Young serves as director of DII Group, a publicly-held electronics manufacturing company. Mr. Young is not standing for re-election to the Board.

     Leland L. Grubb, Jr., 53, has been associated with the Company since April 1995 and currently serves as Vice President, Chief Financial Officer and Treasurer, and President of the Automotive Business Unit. Prior to joining the Company, Mr. Grubb served from January 1988 to January 1995 as Chief Financial Officer of Detroit Diesel Corporation, a manufacturer of diesel engines and related parts, and held senior financial positions with General Motors Corporation from July 1968 to December 1987.

     Herbert D. Locke, 61, joined the Company in 1994 and currently serves as Vice President of the Company and President of the Asia/Pacific Business Unit. From 1993 to 1994, Mr. Locke served as Vice President, Operations at Farr Company, a California-based company engaged in the air and gas filtration industry. Prior to that time, Mr. Locke served in various managerial capacities for Texas Instruments Incorporated, most recently in the Asia Pacific region.

     Jimmy C. Houlditch, 63, joined the Company in 1996 and currently serves as President of the Aviation Business Unit. Prior to joining the Company, Mr. Houlditch served as corporate vice president of manufacturing and productivity for Allied Signal Corporation, as chief operating officer for Allied Signal's Gas Turbine Company. He was previously with Texas Instruments Semiconductor as senior vice president of automation, quality and worldwide product rationalization and senior vice president of operations for TI's Defense Systems Electronics Company.

     Phillip J. Lovell, 50, joined the Company in October 1994 and currently serves as President and Managing Director of the European Business Unit. Prior to joining the Company, Mr. Lovell held senior general management and marketing positions with major multinational corporations such as Braun/Gillette, Avery and American Brands.

     Roger A. Crabb, 45, joined the Company in May 1994 as Legal Counsel and became Secretary in May 1995. Immediately prior to joining the Company, Mr. Crabb had a private law practice, and from 1988 to 1993, Mr. Crabb served as Associate General Counsel of Triton Energy Limited, a publicly-held oil and gas exploration company.

     John T. Chain, Jr. was elected director of the Company in May 1995 and as Chairman of the Board in May 1998. Since December 1996, Mr. Chain has served as President of Quarterdeck Equity Partners, Inc., a company involved in the acquisition of suppliers to the defense and aerospace industry. Mr. Chain served from 1991 until early 1996 as Executive Vice President for Burlington Northern Santa Fe Corporation. From 1986 to 1991, Mr. Chain was Commander in Chief of the U.S. Strategic Air Command. Mr. Chain currently serves on the board of directors for Kemper, Northrop Grumman Corporation, RJR Nabisco Holdings Corp. and Nabisco Holdings, Inc.

     James E. Dykes was elected director of the Company in May 1995. In 1997, he accepted a one-year appointment as executive vice president of corporate development. Mr. Dykes was a four-time Thomas client during his 35 year management career in the electronics and semiconductor industries. Mr. Dykes served from August 1994 as President and Chief Operating Officer and a director of Intellon Corporation, a home-automation electronics company. From 1989 to 1993, Mr. Dykes was President and Chief Executive Officer of Signetics Company, an integrated circuits company. Mr. Dykes also currently serves on the board of directors for the following companies: Cree Research Inc., a silicon carbide electronics company, Exar Corporation, an integrated circuits company and Theseus Logic, an integrated circuits company.

     Richard A. Freytag was elected director of the Company in September 1997. Mr. Freytag served as president of Citicorp Banking Corporation from 1984 until 1989, when he was appointed chief executive officer. Mr. Freytag retired as an officer of Citicorp Banking Corporation in 1996 and remained both as an outside director and as vice chairman until January 1, 1998, when he retired as a director. Mr. Freytag also served as a director of Citicorp Holdings, Inc., Citibank Overseas Investment Corporation and Citibank Delaware until January 1, 1998, at which time he retired.

     David B. Mathis was elected director of the Company in August 1998. Mr. Mathis serves as chairman and chief executive officer of Kemper Insurance Companies, which has operations in commercial and personal insurance, risk management, and reinsurance. Mr. Mathis' long career with Kemper has included executive assignments with both Kemper Insurance Companies and Kemper Corporation, its former publicly owned affiliate. Mr. Mathis also serves on the board of directors of the American Insurance Association, IMC Global Inc., the Museum of Science and Industry and the Chicago Symphony Orchestra.

               COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors has established two committees: an Audit Committee; and a Nominating, Corporate Governance and Compensation Committee.

     The Audit Committee, currently composed of Messrs. Freytag, Chain, Dykes and Mathis, met five times during the fiscal year ended December 31, 1998. This committee monitors and makes recommendations to the Board of Directors on matters pertaining to the financial management of the Company, including monitoring the adequacy and effectiveness of the internal and external audit functions, control systems, financial accounting and reporting, and adherence to applicable legal, ethical and regulatory requirements. The Audit Committee also reviews the financial performance and cash flow of the Company, and makes recommendations on financial matters such as capital expenditures and dividend policy

     The Nominating, Corporate Governance and Compensation Committee, currently composed of Messrs. Dykes, Chain, Freytag and Mathis, met eight times during the fiscal year ended December 31, 1998. The Nominating, Corporate Governance and Compensation Committee makes recommendations to the Board of Directors regarding potential nominees to the Board, overseas the performance and effectiveness of the Board, reviews the Company's compensation policies, determines the amount and form of compensation and benefits payable to officers, reviews and approves significant stock option awards, and establishes succession plans for executives of the Company.

     The Board of Directors held 11 meetings during the fiscal year ended December 31, 1998. All of the directors attended at least 75% of the meetings of the Board of Directors and its committees on which they served.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the total compensation paid or accrued by the Company for services rendered during each of the three years ended December 31, 1998, to (i) the Company's then-current Chief Executive Officer and (ii) the four other most highly compensated executive officers (collectively, the "named executive officers") whose total cash compensation for the year ended December 31, 1998 exceeded $100,000.

                                                                                              LONG-TERM
                                                                                             COMPENSATION
                                                              ANNUAL COMPENSATION            ------------
                                                      ------------------------------------    SECURITIES
                                                                              OTHER ANNUAL    UNDERLYING     ALL OTHER
NAME & PRINCIPAL POSITION                      YEAR    SALARY      BONUS      COMPENSATION     OPTIONS      COMPENSATION
-------------------------                      ----   --------   ----------   ------------   ------------   ------------
J. Thomas Williams,                            1998   $389,356   $  262,850     $ 9,600(2)          --       $    3,750(3)
  President, Chief Executive Officer(1)        1997    250,000       31,900          --             --           33,851
                                               1996
Alexander W. Young,                            1998    339,167           --      12,000(2)          --            5,000(3)
  President, Services Business Unit,           1997    385,000       37,000       9,600             --           23,350
  Former President and COO                     1996    385,000           --       7,200             --            4,750
Leland L. Grubb,                               1998    300,000       58,590       7,200(2)          --            1,000(3)
  Vice President, Chief Financial Officer,     1997    300,000       39,600       7,200             --              950
  President, Automotive Business Unit          1996    300,000           --       7,200             --              950
Herbert C. Locke,                              1998    275,000       53,710          --             --            1,000(3)
  Vice President, President,                   1997
  Asia/Pacific Business Unit                   1996
Philip R. Thomas,                              1998    250,000           --      13,908(2)          --        1,798,313(4)
  former Chairman and CEO                      1997         --    1,199,000      55,600             --           33,825
                                               1996         --           --      56,000             --           58,354

---------------

(1) No information is provided for the fiscal year during which Mr. Williams did not serve as an executive officer of the Company.

(2) Represents car allowances for the benefit of the named executive officers.

(3) Represents the Company's contribution to such officer's account under the Company's 401(k) Plan.

(4) Represents a severance payment in the amount of $1,758,065, an allocation of personnel costs in the amount of $38,373, and the Company's contribution of $1,875 to such person's account under the Company's 401(k) Plan.

STOCK OPTION GRANTS

     The following table provides information concerning the grant of stock options during the year ended December 31, 1998 to the named executive officers.

                                                  INDIVIDUAL GRANTS
                             ------------------------------------------------------------      POTENTIAL REALIZABLE VALUE AT
                             NUMBER OF     % OF TOTAL                                          ASSUMED ANNUAL RATES OF STOCK
                             SECURITIES     OPTIONS                  MARKET                    PRICE APPRECIATION FOR OPTION
                             UNDERLYING    GRANTED TO                PRICE                                TERM(1)
                              OPTIONS     EMPLOYEES IN   EXERCISE   ON DATE    EXPIRATION   -----------------------------------
NAME                         GRANTED(2)   FISCAL YEAR     PRICE     OF GRANT      DATE      0%         5%              10%
----                         ----------   ------------   --------   --------   ----------   ---   -------------   -------------
J. Thomas Williams.........    25,000        8.7381      $9.3750    $9.3750     3/10/08      0    $  147,397.18   $  373,533.39
                               26,546        9.2784       9.3750     9.3750     3/10/08      0       156,512.22      396,632.69
                                8,454        2.9549       9.3750     9.3750     3/10/08      0        49,843.83      126,314.05
                              100,000       34.9522       9.4375     9.4375     3/10/08      0       593,519.30    1,504,094.45
Alexander W. Young.........        --            --           --         --          --     --               --              --
Leland L. Grubb............        --            --           --         --          --     --               --              --
Herbert D. Locke...........     3,000        1.0486         8.75       8.75     2/20/08      0        16,508.48       41,835.74
Philip R. Thomas...........       114        0.0398       8.7813     8.7813     3/30/08      0           629.56        1,595.43
                                  721        0.2520       8.7813     8.7813     6/30/08      0         4,817.73       12,209.06
                              125,000       43.9603       12.125     12.125      1/2/08      0       953,168.42    2,415,515.92
                              250,000       87.3805       12.125     12.125      1/2/08      0     1,906,336.84    4,831,031.83

---------------

(1) Potential realizable value is the amount that would be realized upon exercise by the named executive officer of the options immediately prior to the expiration of their respective terms, assuming the specified compound annual rates of appreciation on Common Stock over the respective terms of the options. These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises depend on the future performance of the Common Stock and overall market conditions. There can be no assurances that the potential values reflected in this table will be achieved.

(2) These options generally vest with respect to 20% of the shares issuable thereunder on the date of grant and 20% annually thereafter, with incremental monthly vesting.

OPTION EXERCISES AND HOLDINGS

     The following table provides information related to the number of shares received upon exercise of options, the aggregate dollar value realized upon exercise and the number and value of options held by the named executive officers of the Company at December 31, 1998.

                                                                   UNEXERCISED OPTIONS AT DECEMBER 31, 1997
                                                           --------------------------------------------------------
                                                                   NUMBER OF
                                   SHARES                    SECURITIES UNDERLYING          VALUE OF UNEXPIRED
                                  ACQUIRED       VALUE        UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
NAME                             ON EXERCISE   REALIZED    EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE(1)
----                             -----------   ---------   -------------------------   ----------------------------
J. Thomas Williams.............        300     $     788         48,038/131,162              $ 17,585/$77,277
Alexander W. Young.............                                  85,264/  5,000               255,975/  9,063
Leland L. Grubb................                                  43,467/ 15,533                   -- /  9,063
Herbert C. Locke...............                                   6,972/ 26,128                 5,032/ 45,731
Philip R. Thomas...............    140,460     $(206,294)       375,835/     --                   110/     --

---------------

(1) For purposes of this table, the value of the Common Stock is $9.75 per share, the average of the high and low sale prices of the Common Stock on December 31, 1998 as reported on the NASDAQ National Market System, and the value of the Class B Common Stock is $6.83 (70% of $9.75).

EMPLOYMENT AGREEMENTS OF CERTAIN EXECUTIVE OFFICERS

     Mr. Williams is employed by the Company under an employment agreement which became effective March 10, 1998. Mr. Young is employed by the Company under an employment agreement which became effective in August 1993. Mr. Grubb is employed by the Company under an employment agreement which became effective in April 1995. Mr. Thomas was employed by the Company under an employment agreement which became effective January 2, 1998 (amended effective March 31, 1998).

     Mr. Williams' employment agreement provides for base compensation in the initial amount of $425,000, Mr. Young's employment agreement provides for base compensation in the initial amount of $330,000, and Mr. Grubb's employment agreement provides for base compensation in the initial amount of $300,000, with each of such officers' base compensation potentially adjusted annually by the Nominating, Corporate Governance and Compensation Committee of the Board. The employment agreements provide for additional compensation, calculated according to a formula based on the Company's profits and growth in profits, payable in cash up to a specified amount and in stock options thereafter. The stock options granted under such officers' employment agreements will have exercise prices equal to the market price per share of the Common Stock on the date of grant, will be fully vested, and will expire 10 years from the date of grant.

     Mr. Williams' employment agreement has a five-year term, Mr. Young's employment agreement has a seven-year term, and Mr. Grubb's employment agreement has a five-year term. The employment agreements may be extended by mutual agreement.

     The employment agreements may be terminated by the employee upon one year's notice to the Company. The employment agreements may be terminated by the Company with or without cause, by the employee with or without "Good Reason", upon the disability of the employee, or upon the occurrence of a "Change in Control" of the Company. A "Change in Control" is defined as the occurrence of any of the following events: (i) a third party acquires securities representing 40% or more of the Common Stock or the combined voting power of the Company's outstanding securities, (ii) the number of directors of the Company as of the date of the employment agreements plus the number of directors approved by two-thirds of those initial directors (or their approved successors) cease to constitute, in the aggregate, a majority of the members of the Board, (iii) certain reorganizations, consolidations or mergers involving the Company, or
(iv) a dissolution or liquidation of the Company in certain circumstances. "Good Reason" is defined to include the failure of the Board to nominate the employee to stand for election as a director of the Company or the significant diminution of the employee's responsibilities. In the event of a termination of the employee by the Company without cause, by the employee with "Good Reason," upon the disability of the employee, or upon a Change in Control, any of the employee's stock options that are not fully vested will become fully vested and immediately exercisable and the employee is entitled to a lump sum cash payment based on the average compensation paid to the employee during the previous four years. In the event of termination by the Company with cause or by the employee without Good Reason, the employee is entitled (i) to reimbursement for expenses incurred prior to termination, (ii) to the payment of bonuses or incentive compensation and (iii) to exercise vested options for a period of 90 days. If the employment of Mr. Williams, Mr. Young, or Mr. Grubb had been terminated without cause as of January 1, 1999, such executives would have been entitled to receive severance payments of approximately $625,059, $559,719 and $408,789, respectively. The employment agreements also contain non-competition, non-solicitation and confidentiality covenants.

DIRECTORS' COMPENSATION

     With the exception of the Chairman of the Board, each non-employee director serving for the entirety of the 1998 calendar year earned fees of less than $25,000 in cash and an aggregate of 18,402 options to purchase shares of Common Stock of the Company. Gen. Chain, Chairman of the Board, earned director fees of $31,250 and an aggregate of 7,501 options to purchase shares of Common Stock of the Company. In addition, all directors were reimbursed for their out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings. Directors who are employees of the Company did not receive any compensation in their capacity as directors.

REPORT OF THE NOMINATING, CORPORATE GOVERNANCE AND COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Nominating, Corporate Governance and Compensation Committee (the "Committee") consists of Board members who are "disinterested persons" as that term is defined in the Securities Exchange Act of 1934, and who are "outside directors" under the Internal Revenue Code.

  Compensation Philosophy

     The Committee works with senior management to develop and implement the Company's executive compensation philosophy. Generally, the Company's philosophy on executive compensation has been to provide a base cash compensation and to provide additional incentive compensation in the form of cash bonuses and grants of options based on the realization of stated objectives, expected to result in improvements in total stockholder return. Stated another way, the Company's executive compensation policy is based on pay-for-performance.

  Executive Compensation

     During 1998, Mr. Williams, the Company's Chief Executive Officer, received a base cash compensation related primarily to competitive factors and the level of his responsibilities. For the latter half of fiscal 1998, Mr. Williams received a bonus premised upon the achievement of revenue and profitability targets for such period.


     Effective January 1, 1999, the Company adopted an Executive Incentive Compensation Plan covering the Chief Executive Officer, the Chief Financial Officer and the Business Unit Presidents. Under this plan, financial performance measures are to be set at the beginning of each fiscal year. For 1999, for each participant, performance will be measured by the amount of revenue generated and the return on revenue.


     The incentive awards for the CEO and CFO will be based solely on consolidated corporate performance for each measure. The incentive award for the Business Unit Presidents will be based on consolidated corporate performance and individual business unit performance, weighted equally. Each plan participant must meet a minimum threshold level of performance on both measures before any award will be paid to the participant.


     The Committee endorses the view that equity ownership by management is beneficial in aligning management and stockholders' interests in the enhancement of stockholder value. The Company's equity-based compensation plans facilitate equity ownership by management.



     In granting stock options under the Company's stock option plans, the Committee considers the total number of shares available for future grants, prior grants outstanding and estimated requirements for future grants. Option grants to management, with the exception of grants to the CEO, generally are proposed to the Committee by the CEO. The Committee then discusses with the CEO his proposals and recommendations, each participant's position and scope of responsibilities, the strategic and operational goals of the Company, and the expected future performance of each participant to achieve these goals. Awards granted to the CEO are determined separately by the Committee based on the same criteria as grants to other management, as well as the Committee's perception of the CEO's expected future contributions to the Company's achievement of its long-term performance goals.

     As the Company moves forward in its efforts to create stockholder value in the years ahead, the Committee will continue to review, monitor and evaluate the Company's program for executive compensation to ensure that it is internally effective in support of the Company's strategy, is competitive in the marketplace to attract, retain and motivate the talent needed to achieve the Company's objectives, and appropriately rewards the creation of value on behalf of the Company's stockholders.

     The preceding report was issued by the Nominating, Corporate Governance and Compensation Committee, comprised of:
                                            James E. Dykes
                                            Gen. John T. Chain, Jr.
                                            Richard A. Freytag
                                            David B. Mathis

NOMINATING, CORPORATE GOVERNANCE AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Compensation decisions with respect to the executive officers of the Company are made by the Nominating, Corporate Governance and Compensation Committee of the Board, which is comprised of Mr. Dykes, Gen. Chain, Mr. Freytag and Mr. Mathis.

COMPARISON OF TOTAL SHAREHOLDER RETURN

     The following performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the 1933 Act or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The following graph sets forth the Company's total shareholder return as compared to the NASDAQ Stock Market (US) Index and an index of companies having a market capitalization of $50 million to $75 million, over the period beginning January 1, 1994 and ending December 31, 1998. The total shareholder return assumes $100 invested at the beginning of the period in the Company's Common Stock, the NASDAQ Stock Market (US) Index and the index of companies having a market capitalization of $50 million to $75 million. The Company has chosen an index of companies having a market capitalization of $50 million to $75 million for the following reasons: this is the historical market capitalization range for the Company's Common Stock, the stock price performance for companies in that range tends to react to market forces in a similar fashion, and the Company has no true public company peer group.

                TOTAL SHAREHOLDER RETURN FOR THOMAS GROUP, INC.,
                         NASDAQ STOCK MARKET (US) INDEX
                                      AND
                    COMPANIES WITH MARKET CAPITALIZATION OF
                           $50 MILLION TO $75 MILLION

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                           AMONG THOMAS GROUP, INC.,
                    NASDAQ MARKET INDEX AND PEER GROUP INDEX

               MEASUREMENT PERIOD                      THOMAS          PEER GROUP          NASDAQ
             (FISCAL YEAR COVERED)                   GROUP INC.          INDEX          MARKET INDEX
12/31/93                                                       100               100               100
12/30/94                                                     35.71             85.89            104.99
12/29/95                                                     77.14             94.42            136.18
12/31/96                                                     51.43            107.37            169.23
12/31/97                                                     71.43            109.42            207.00
12/31/98                                                     58.57             77.25            291.96

                    ASSUMES $100 INVESTED ON JANUARY 1, 1994
                          ASSUMED DIVIDEND REINVESTED
                      FISCAL YEAR ENDING DECEMBER 31, 1998

                              CERTAIN TRANSACTIONS

     In 1997, Mr. Philip R. Thomas, then the Chairman and Chief Executive Officer, earned $0.8 million in incentive compensation and was paid compensation advances of $1.4 million. The excess of $0.6 million was repaid through the tender of shares to the Company, as described in the following paragraph. Mr. Thomas did not earn incentive compensation in 1996 and therefore executed a $1.5 million promissory note, bearing interest at prime plus 1/4% for advances made to him. This note was extended and was paid by Mr. Thomas as a result of the Company's purchase of shares from Mr. Thomas, as described in the following paragraph.

     On February 19, 1998, the Company entered into a stock purchase agreement with Mr. Thomas, for an undetermined number of shares of common stock in exchange for $8.2 million in cash and the satisfaction of a $2.3 million outstanding debt to the Company. The ultimate number of shares to be purchased from Mr. Thomas was determined based on a formula and at a discount to market. The Company utilized an investment banking firm to determine the appropriate discount factor. At the close of the market on April 24, 1998 the number of shares to be purchased was determined to be approximately 1.3 million shares.

     In 1996 the Company advanced Mr. Thomas Williams $0.2 million. Mr. Williams executed a promissory note due December 18, 2000. Mr. Williams repaid approximately $0.1 million on the note during 1998.

                                     *****

                               PROPOSAL TO AMEND
                           THE 1997 STOCK OPTION PLAN

     On April 1, 1999 the Board of Directors adopted, subject to stockholder approval, an amendment to the 1997 Plan.

PARTICIPANTS

     At December 31, 1998, the Company had 264 employees, all of whom are eligible to participate in the 1997 Plan.

SUMMARY OF 1997 STOCK OPTION PLAN

     The 1997 Stock Option Plan is intended to afford a proprietary interest in the Company to key employees of the Company. The Company believes that stock ownership by these persons provides added incentives to continue employment with the Company and encourages increased efforts to promote the Company's best interests. A maximum of 125,000 shares of the Company's Common Stock may be issued pursuant to the 1997 Plan, subject to adjustment by reason of stock dividends, stock splits or other capitalization changes. The following is a brief description of the principal provisions of the 1997 Plan and is qualified in its entirety by reference to the 1997 Plan.

     The 1997 Plan is administered by the Board, if all Board members are "disinterested" as defined in the 1997 Plan, or by a committee of two or more disinterested members of the Board (the "Committee"). The Committee determines the persons who receive stock options, the number of options to be granted and the vesting schedule for the options granted. All options are granted with an exercise price equal to 100% of the fair market value of the underlying Common Stock at the date of grant. The Company receives no consideration upon the grant of options.

     It is intended that options under the 1997 Plan may be incentive stock options for federal income tax purposes. Under the Internal Revenue Code, an employee generally is not subject to regular income tax upon the grant or exercise of an incentive option. Instead, the employee is subject to tax upon disposition of the stock held pursuant to the exercise of the option (the "ISO Shares"). At that time, if the employee has held the ISO Shares for at least (i) two years from the date of grant and (ii) one year from the date of exercise (the "Required Holding Period"), the employee will have long-term capital gain (or loss) equal to the difference, if any, between the amount realized from the disposition and the employee's tax basis in the ISO Shares. However, if the employee disposes of the ISO Share prior to the Required Holding Period, a portion (generally, the excess of the fair market value of the ISO Shares at the date of exercise over the exercise price) of any gain realized would be taxable to the employee as ordinary income.

     All employees of the Company, including directors who are also employees, are eligible to participate in the 1997 Plan. The 1997 Plan shall terminate on March 31, 2007. Options having a term not to exceed 10 years will be available to employees under the 1997 Plan. Non-Qualified Stock Options will be transferable by the optionee. Shares issued to officers of the Company on exercise of options may not be sold within six months of the grant of the option.

     Shares subject to options that are surrendered or expire unexercised may again be made subject to options under the 1997 Plan.

     In the discretion of the Board, the purchase price for shares may be paid in cash, shares of Common Stock of the Company with a fair market value equal to the purchase price, or both.

     Notwithstanding any schedule for vesting of options contained in any option agreement, all options granted under the 1997 Plan become immediately exercisable if the Company is subject to a change of control as described in the 1997 Plan.

1997 PLAN BENEFITS

     The following table provides certain summary information concerning stock options granted during 1998, at the discretion of the Stock Option and Compensation Committee, under the 1997 Plan to the executive officers named in "Executive Compensation -- Summary Compensation Table" and the groups indicated.

                                                                             NUMBER OF
                     NAME AND POSITION                        DOLLAR VALUE     UNITS
                     -----------------                        ------------   ---------
J. Thomas Williams..........................................  $         --         --
Alexander W. Young..........................................            --         --
Leland L. Grubb.............................................            --         --
Herbert C. Locke............................................        26,250      3,000
Philip R. Thomas............................................            --         --
Non-Executive Director Group................................            --         --
Non-Executive Employee Group................................     1,024,641    115,500

---------------

(1) The options granted to the named executive officers have the exercise prices specified in "Executive Compensation -- Stock Option Grants" above. Those exercise prices, as well as the exercise prices of options awarded to the members of the specified group, are equal to the market value per share of the Common Stock on the date of grant. The last sale price of the Common Stock as reported on the NASDAQ National Market System on December 31, 1998 was $10.25 per share.

THE PROPOSED AMENDMENT

     Pursuant to the proposed amendment, the shares of Common Stock available for issuance under the 1997 Plan would be increased by 225,000 shares, from 125,000 to 350,000.

         THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR"
            APPROVAL OF THE AMENDMENT TO THE 1997 STOCK OPTION PLAN.

                                     *****

                            SECTION 16(a) REPORTING

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission, and to furnish to the Company copies of such reports. Based solely upon its review of the copies of such forms received by it, the Company believes that, during the fiscal year ended December 31, 1998, Company officers, directors and greater than 10% beneficial owners complied with all such filing requirements.

                                    AUDITORS

     The Company has appointed Ernst & Young LLP ("E&Y") as the independent auditors of the Company for the fiscal year ending December 31, 1999.

     Representatives of E&Y are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     In order for stockholder proposals to receive consideration for inclusion in the Company's Proxy Statement for its Annual Meeting of Stockholders to take place in 2000, such proposals must meet the requirements set forth in the rules and regulations of the Securities and Exchange Commission, and must be received at the Company's offices at 5221 N. O'Connor Boulevard, Suite 500, Irving, Texas, 75039-3714, Attention: Secretary, by December 9, 1999.

     The Company's By-Laws contain a provision which requires that a stockholder may nominate a person for election as a director only if written notice of such stockholder's intent to make such nomination has been given to the Secretary of the Company not later than 30 days prior to an annual meeting. This provision also requires that the notice set forth, among other things, the name and address of the stockholder giving the notice, as it appears on the Company's books and records, and the class and number of shares of capital stock of the Company owned by such stockholder. Such notice must also contain such other information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated by the Board. Such notice must also be accompanied by the written consent of the person being nominated to the naming of that person in the Proxy Statement as a nominee and to serve as a director if elected. The chairman of the annual meeting shall, if facts warrant, determine and declare to the annual meeting that a nomination has not been made in accordance with these procedures and if the chairman should so determine, he or she shall so declare to the annual meeting and the defective nomination shall be disregarded. No stockholder has nominated a candidate for election to the Board of Directors at the Annual Meeting.

                            SOLICITATION OF PROXIES

     The Company will pay the expenses of this proxy solicitation. In addition to the solicitation by mail, some of the officers and regular employees of the Company may solicit proxies personally or by telephone, if deemed necessary. The Company will request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares which are held of record by the brokers and fiduciaries, and the Company may reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

                                 OTHER MATTERS

     The Annual Report to Stockholders for the fiscal year ended December 31, 1998, which includes financial statements, is enclosed herewith. The Annual Report does not form a part of this Proxy Statement or the materials for the solicitation of proxies to be voted at the annual meeting.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE FURNISHED AT NO CHARGE TO EACH PERSON TO WHOM A PROXY STATEMENT IS DELIVERED UPON RECEIPT OF A WRITTEN REQUEST OF SUCH PERSON ADDRESSED TO THOMAS GROUP, INC., 5221 N. O'CONNOR BOULEVARD, SUITE 500, IRVING, TEXAS 75039-3714, TELEPHONE (972) 869-3400. THE COMPANY WILL ALSO FURNISH SUCH ANNUAL REPORT ON FORM 10-K TO ANY "BENEFICIAL OWNER" OF SUCH SECURITIES AT NO CHARGE UPON RECEIPT OF A WRITTEN REQUEST, ADDRESSED TO THE COMPANY, CONTAINING A GOOD FAITH REPRESENTATION THAT, AT THE RECORD DATE, SUCH PERSON WAS A BENEFICIAL OWNER OF SECURITIES OF THE COMPANY ENTITLED TO VOTE AT THE ANNUAL MEETING. COPIES OF ANY EXHIBIT TO THE FORM 10-K WILL BE FURNISHED UPON THE PAYMENT OF A REASONABLE FEE.

     The Board of Directors is not aware of any matter, other than the matters described above, to be presented for action at the Annual Meeting. However, if any other proper items of business should come before the Annual Meeting, it is the intention of the person or persons acting under the enclosed form of proxy to vote in accordance with their best judgment on such matters.

     Information contained in the Proxy Statement relating to the occupations and security holdings of directors and officers of the Company is based upon information received from the individual directors and officers.

     PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

                                            By Order of the Board of Directors,
                                            /s/ J. THOMAS WILLIAMS
                                            J. THOMAS WILLIAMS
                                            President and Chief Executive
                                            Officer

Irving, Texas
May 24, 1999

PROXY


                               THOMAS GROUP, INC.
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


     The undersigned hereby appoint(s) J. Thomas Williams with full power of substitution, proxies of the undersigned, with all the powers that the undersigned would possess if personally present to cast all votes that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Thomas Group, Inc. (the "Company") to be held on Tuesday, June 29, 1999, at the principal executive offices of the Company, 5221 N. O'Connor Boulevard, Suite 500, Irving, Texas at 9:00 A.M., Dallas time, and any and all adjournments or postponements thereof (the "Annual Meeting"), including (without limiting the generality of the foregoing) to vote and act as follows:

     YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE DIRECTORS SET FORTH BELOW AND FOR THE PROPOSALS SET FORTH ON THE REVERSE SIDE.


                                                   (Change of Address)

                                       -----------------------------------------
                                       -----------------------------------------
                                       -----------------------------------------
                                       -----------------------------------------
                                       (If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

    Please complete, date, sign and mail this Proxy promptly in the enclosed envelope. No postage is required for mailing in the United States.



                                                                     SEE REVERSE
                                                                            SIDE

                               THOMAS GROUP, INC.
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.  [X]



1. Election of Directors, Nominees:
   John T. Chain, Jr., Richard A. Freytag,  J. Thomas Williams,
   James E. Dykes, David B. Mathis

     FOR            WITHHELD          FOR ALL
     ALL              ALL             EXCEPT

     [ ]              [ ]               [ ]



                     --------------------------------------
                               Nominee Exception

2. Proposal to amend the 1997 Stock Option Plan, to increase by 225,000 shares, from 125,000 to 350,000, the number of shares of the Company's Common Stock currently available for issuance under the 1997 Stock Option Plan.

     FOR        AGAINST        ABSTAIN

     [ ]          [ ]            [ ]

   In his discretion, the proxy is authorized to vote upon such other business as may properly come before the Annual Meeting. This Proxy will be voted at the Annual Meeting or any adjournment or postponement thereof as specified. If no specifications are made, this Proxy will be voted FOR the election of directors and FOR the proposals set forth above. This Proxy hereby revokes all prior proxies given with respect to the shares of the undersigned.



Change of Address      [ ]

SIGNATURE(S)                    DATE
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SIGNATURE(S)                    DATE
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NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.